Exhibit 99.1

Greg Parker
Investor Relations
210/220-5632
or
Renee Sabel
Media Relations
210/220-5416

FOR IMMEDIATE RELEASE

October 21, 2009

CULLEN/FROST THIRD QUARTER RESULTS

TRACK WITH TEXAS ECONOMY

•	Surpassing $16 billion in assets

•	Deposit growth remains robust

•	Capital levels continue to be strong

SAN ANTONIO – Cullen/Frost Bankers, Inc. (NYSE: CFR) today reported earnings for the third quarter of 2009 of $44.7 million, a decrease of 8.2 percent compared to the $49.0 million reported for the same period in 2008. On a per-share basis, net income for the quarter was $.75 per diluted common share, compared to the $.83 per diluted common share reported a year earlier.

Return on average assets and return on average equity for the third quarter of 2009 were 1.11 percent and 9.7 percent, respectively, compared to 1.44 percent and 12.39 percent for the same quarter in 2008.

The provision for possible loan losses was $16.9 million, compared to $18.9 million reported a year earlier, while the allowance for possible loan losses as a percentage of loans increased to 1.45 percent from 1.25 percent for the same quarter of 2008.

For the third quarter of 2009, net interest income on a tax-equivalent basis increased 3.8 percent to $144.9 million, compared to the $139.7 million reported for the same quarter of 2008. Average loans for the third quarter of 2009 rose slightly to $8.6 billion, compared to the $8.4 billion reported for the third quarter a year earlier, but were down compared to the $8.8 billion reported in the second quarter, as both business and consumer customers respond to the recession. Average deposits for the quarter were $12.8 billion, $613 million over the previous quarter, and an increase of 23.0 percent over the $10.4 billion reported for the third quarter of 2008.

“Cullen/Frost continues to navigate through a challenging environment, preparing our company for the economic rebound,” said Cullen/Frost CEO Dick Evans. “Texas went into the recession later than the rest of the nation, in November of 2008. Today, businesses and consumers are conserving cash and reining in spending, as you would expect. Amid current economic conditions, charge-offs and the provision for loan losses remain at elevated levels. While some measure of volatility is inevitable in this type of credit environment, I feel confident that our credit quality levels continue to be manageable.”

“Since the beginning of the fourth quarter of 2008, we have seen robust growth in deposits from both consumers and businesses moving their money and relationships to Frost, bringing in an additional $2.4 billion in average deposits, including $613 million this quarter. We are helping our customers get through this cycle and will be there for them when they are ready to reinvest in the economy.

“This quarter we completed construction on the $50 million Frost Technology Center, a new, state-of-the-art facility that will ensure our ability and capacity to meet our future data and information technology needs. Designed with reinforced mission-critical equipment areas and improved workflow and communications, the center will significantly strengthen the company’s technology infrastructure.

“Our commitment to Texas remains strong. The Texas markets Frost serves appear in several studies and publications as cities poised to do well coming out of a recession. And we continue to grow, opening three new financial centers in Austin, Houston and the Dallas region during the third quarter. I remain confident in our future.

“It has been almost a year since Cullen/Frost announced we would turn down federal TARP bailout funds. Our capital levels were strong then, and are even stronger now. It was a good decision for our company, allowing us to focus on growing new relationships, taking good care of existing customers and preparing Texas to be among the first wave of states to come out of recession. Going forward, our success will be based not only on financial capital, but also human capital, and I appreciate our employees’ continued efforts to help this company perform well in this environment,” Evans said.

For the first nine months of 2009, earnings were $127.5 million down 17.3 percent, compared to $154.3 million reported for the same period of 2008. On a per-share basis, earnings for the year to date were $2.14 per diluted common share, compared to $2.61 per diluted common share, for the same period in 2008. Returns on average assets and equity for the first nine months of 2009 were 1.10 percent and 9.45 percent respectively, compared to 1.53 percent and 13.23 percent for the same period a year earlier.

Noted financial data for the third quarter of 2009 follows.

•	Tier 1 and Total Risk-Based Capital Ratios for the Corporation at the end of the third quarter of 2009 were 11.49 percent and 13.72 percent, respectively and are in excess of well capitalized levels. The tangible common equity ratio was 8.70 percent at the end of the third quarter of 2009 compared to 7.83 percent for the same quarter last year.

•	Net-interest income on a taxable equivalent basis for the third quarter totaled $144.9 million, an increase of 3.8 percent compared to $139.7 million for the same period a year ago. This increase primarily resulted from an increase in the average volume of earning assets and was partly offset by a decrease in the net interest margin. The net interest margin was 4.12 percent for the third quarter of 2009, compared to 4.74 percent for the third quarter of 2008, and 4.28 percent for the second quarter of 2009.

•	Non-interest income for the third quarter of 2009 totaled $69.5 million, compared to $77.3 million reported for the third quarter of 2008.

Trust fee income was $16.8 million, compared to $19.7 million a year earlier. Most of this decrease relates to lower oil and gas trust management fees, down $1.9 million from last year’s third quarter. Oil and natural gas prices have decreased impacting the amount of royalties received. Investment fees, which represent approximately 73 percent of total trust fees, are also down. Investment fees are generally assessed based on the market value of trust assets, which were $22.3 billion at the end of the third quarter, compared to $23.1 billion for the third quarter a year ago. This market value includes both assets that are managed and those held in custody.

Service charges on deposit accounts were $26.4 million, up $3.8 million, or 16.6 percent, compared to $22.6 million for the third quarter of 2008. Impacting this rise was a $3.1 million increase in service charges on commercial accounts, resulting from higher treasury management fees. A drop in the earnings credit rate for commercial accounts, compared to a year earlier, impacted treasury management fees. When interest rates are lower, customers earn less credit for their deposit balances, and this, in turn, increases the amount of service charges to be paid for through fees.

Other charges, commissions and fees were $6.8 million for the third quarter of 2009, down $3.9 million, from last year’s third quarter of $10.7 million. Money market fees for the quarter were down $1.0 million compared to the same quarter a year ago. Last year’s third quarter included a $2.6 million investment banking fee. Other non-interest income was $11.0 million, down $4.9 million, compared to the $15.9 million reported for the same quarter a year earlier. Most of this decrease is due to income of $2.2 million recognized in the third quarter of last year for the collection of loan interest and other charges written off in previous years. Also impacting the decrease was a $1.0 million gain on sale of assets recorded in last year’s third quarter.

•	Non-interest expense was $132.2 million for the quarter, up $9.3 million, or 7.5 percent, from the $123.0 million reported a year earlier. A large part of this increase is due to an increase in FDIC insurance expense of $2.8 million from the third quarter of 2008. Total salaries rose $788 thousand or 1.4 percent to $58.6 million, and were impacted by normal annual merit increases and an increase in the number of employees, which was offset, in part, by a decrease in incentive compensation. Employee benefits were up $2.8 million or 25.9 percent, primarily due to increases in expenses related to the company’s medical costs, 401(k) and profit sharing plans, and retirement plan. Net occupancy expense was $11.1 million, an increase of $769 thousand from the third quarter last year due mainly to increases in lease expense for new locations. Furniture and equipment was $11.1 million, which was up $1.5 million from the same quarter last year. This increase occurred due to increases in depreciation expense related to furniture and fixtures, primarily for new locations, amortized software and software maintenance expense. Other expenses rose $1.1 million, from the third quarter last year. Most of this increase was due to the recognition of losses from the sale/write-down of foreclosed assets.

•

For the third quarter of 2009, the provision for possible loan losses was $16.9 million, compared to net charge-offs of $16.3 million. For the third quarter of 2008, the provision for possible loan losses was $18.9 million, compared to net charge-offs of $6.4 million.

Approximately $10 million of the provision for possible loan losses for the third quarter of 2008 was related to Hurricane Ike, which impacted the Corporation’s operations in Houston and Galveston during the third quarter of 2008. The allowance for possible loan losses as a percentage of total loans was 1.45 percent at September 30, 2009, compared to 1.25 percent at the end of the third quarter last year and 1.42 percent at the end of the second quarter of 2009.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, October 21, 2009, at 10:00 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-800-944-6430. Digital playback of the conference call will be available after 2:00 p.m. CT until midnight Sunday, October 25, 2009 at 800-642-1687 with Conference ID # of 34963885. The call will also be available by webcast at the URL listed below and available for playback after 2:00 p.m. CT. After entering the Web site, www.frostbank.com, go to “About Frost” on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with assets of $16.2 billion at September 30, 2009. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Frost operates more than 110 financial centers across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost is the largest Texas-based banking organization that operates only in Texas, with a legacy of helping clients with their financial needs during three centuries.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.

•	Volatility and disruption in national and international financial markets.

•	Government intervention in the U.S. financial system.

•	Changes in the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	Political instability.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of the Corporation’s borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The ability to increase market share and control expenses.

•	Changes in the competitive environment among financial holding companies and other financial service providers.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.

•

The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the Corporation’s organization, compensation and benefit plans.

•

The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The Corporation’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	2009			2008
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
CONDENSED INCOME STATEMENTS

Net interest income	$133,989	$134,464	$129,632	$138,081	$134,736
Net interest income(1)	144,915	144,325	137,733	143,707	139,655
Provision for possible loan losses	16,940	16,601	9,601	8,550	18,940
Non-interest income:
Trust fees	16,755	16,875	15,969	17,483	19,749
Service charges on deposit accounts	26,395	25,152	24,910	23,697	22,642
Insurance commissions and fees	8,505	7,106	10,751	6,470	8,261
Other charges, commissions and fees	6,845	6,288	6,762	8,407	10,723
Net gain (loss) on securities transactions	—	49	—	(133)	78
Other	10,991	12,536	11,472	13,274	15,862

Total non-interest income	69,491	68,006	69,864	69,198	77,315

Non-interest expense:
Salaries and wages	58,591	56,540	56,776	58,468	57,803
Employee benefits	13,445	13,783	15,240	10,517	10,677
Net occupancy	11,111	10,864	10,690	10,384	10,342
Furniture and equipment	11,133	10,662	10,363	10,010	9,657
Deposit insurance	4,643	11,667	4,376	1,785	1,859
Intangible amortization	1,564	1,719	1,781	1,929	1,976
Other	31,747	31,054	30,273	30,450	30,658

Total non-interest expense	132,234	136,289	129,499	123,543	122,972

Income before income taxes	54,306	49,580	60,396	75,186	70,139
Income taxes	9,607	11,721	15,414	22,223	21,174

Net income	$44,699	$37,859	$44,982	$52,963	$48,965

PER SHARE DATA
Net income - basic	$0.75	$0.64	$0.76	$0.89	$0.83
Net income - diluted	0.75	0.63	0.76	0.89	0.83
Cash dividends	0.43	0.43	0.42	0.42	0.42
Book value at end of quarter	31.80	30.12	30.34	29.68	27.16

OUTSTANDING SHARES
Period-end shares	59,929	59,653	59,423	59,416	59,299
Weighted-average shares - basic	59,537	59,331	59,189	59,171	58,932
Dilutive effect of stock compensation	91	119	75	311	298
Weighted-average shares - diluted	59,628	59,450	59,264	59,482	59,230

SELECTED ANNUALIZED RATIOS
Return on average assets	1.11%	0.98%	1.23%	1.47%	1.44%
Return on average equity	9.70	8.35	10.33	12.79	12.39
Net interest income to average earning assets(1)	4.12	4.28	4.33	4.60	4.74

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2009			2008
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$8,582	$8,784	$8,809	$8,712	$8,434
Earning assets	14,121	13,632	12,942	12,435	11,712
Total assets	16,047	15,519	14,881	14,347	13,486
Non-interest-bearing demand deposits	4,343	4,138	3,971	3,803	3,605
Interest-bearing deposits	8,453	8,045	7,487	7,106	6,797
Total deposits	12,796	12,183	11,458	10,909	10,402
Shareholders’ equity	1,829	1,818	1,766	1,647	1,573

Period-End Balance:
Loans	$8,519	$8,644	$8,779	$8,844	$8,596
Earning assets	14,436	13,855	13,530	13,001	11,984
Goodwill and intangible assets	549	549	551	551	553
Total assets	16,158	15,785	15,331	15,034	14,061
Total deposits	12,922	12,497	12,033	11,509	10,618
Shareholders’ equity	1,906	1,797	1,803	1,764	1,611
Adjusted shareholders’ equity(1)	1,709	1,675	1,650	1,626	1,593

ASSET QUALITY
($ in thousands)
Allowance for possible loan losses	$123,122	$122,501	$114,168	$110,244	$107,109
as a percentage of period-end loans	1.45%	1.42%	1.30%	1.25%	1.25%
Net charge-offs	$16,319	$8,268	$5,677	$5,415	$6,351
Annualized as a percentage of average loans	0.75%	0.38%	0.26%	0.25%	0.30%

Non-performing assets:
Non-accrual loans	$191,754	$168,805	$114,233	$65,174	$45,475
Foreclosed assets	29,112	21,478	13,533	12,866	9,683

Total	$220,866	$190,283	$127,766	$78,040	$55,158
As a percentage of:
Total loans and foreclosed assets	2.58%	2.20%	1.45%	0.88%	0.64%
Total assets	1.37	1.21	0.83	0.52	0.39

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	11.49%	10.91%	10.64%	10.30%	10.33%
Total Risk-Based Capital Ratio	13.72	13.34	12.98	12.58	12.67
Leverage Ratio	8.47	8.50	8.70	8.80	9.04
Equity to Assets Ratio
(period-end)	11.80	11.38	11.76	11.73	11.46
Equity to Assets Ratio
(average)	11.40	11.72	11.87	11.48	11.66

(1)	Shareholders’ equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	Nine Months Ended September 30,
	2009	2008
CONDENSED INCOME STATEMENTS

Net interest income	$398,085	$395,944
Net interest income(1)	426,972	410,647
Provision for possible loan losses	43,142	29,273
Non-interest income
Trust fees	49,599	57,071
Service charges on deposit accounts	76,457	63,869
Insurance commissions and fees	26,362	26,434
Other charges, commissions and fees	19,895	27,150
Net gain (loss) on securities transactions	49	(26)
Other	34,999	43,626

Total non-interest income	207,361	218,124
Non-interest expense
Salaries and wages	171,907	167,475
Employee benefits	42,468	36,702
Net occupancy	32,665	30,080
Furniture and equipment	32,158	27,789
Deposit insurance	20,686	2,812
Intangible amortization	5,064	5,977
Other	93,074	92,267

Total non-interest expense	398,022	363,102

Income before income taxes	164,282	221,693
Income taxes	36,742	67,401

Net income	$127,540	$154,292

PER SHARE DATA
Net income - basic	$2.14	$2.62
Net income - diluted	2.14	2.61
Cash dividends	1.28	1.24
Book value at end of period	31.80	27.16

OUTSTANDING SHARES
Period-end shares	59,929	59,299
Weighted-average shares - basic	59,353	58,736
Dilutive effect of stock compensation	69	361
Weighted-average shares - diluted	59,422	59,097

SELECTED ANNUALIZED RATIOS
Return on average assets	1.10%	1.53%
Return on average equity	9.45	13.23
Net interest income to average earning assets(1)	4.24	4.69

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the Nine Months Ended September 30,
	2009	2008
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$8,724	$8,181
Earning assets	13,569	11,678
Total assets	15,488	13,463
Non-interest-bearing demand deposits	4,152	3,551
Interest-bearing deposits	7,999	6,853
Total deposits	12,151	10,404
Shareholders’ equity	1,805	1,558

Period-End Balance:
Loans	$8,519	$8,596
Earning assets	14,436	11,984
Goodwill and intangible assets	549	553
Total assets	16,158	14,061
Total deposits	12,922	10,618
Shareholders’ equity	1,906	1,611
Adjusted shareholders’ equity(1)	1,709	1,593

ASSET QUALITY
($ in thousands)
Allowance for possible loan losses	$123,122	$107,109
As a percentage of period-end loans	1.45%	1.25%

Net charge-offs:	$30,264	$14,503
Annualized as a percentage of average loans	0.46%	0.24%

Non-performing assets:
Non-accrual loans	$191,754	$45,475
Foreclosed assets	29,112	9,683

Total	$220,866	$55,158
As a percentage of:
Total loans and foreclosed assets	2.58%	0.64%
Total assets	1.37	0.39

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	11.49%	10.33%
Total Risk-Based Capital Ratio	13.72	12.67
Leverage Ratio	8.47	9.04
Equity to Assets Ratio (period-end)	11.80	11.46
Equity to Assets Ratio (average)	11.65	11.57

(1)	Shareholders’ equity excluding accumulated other comprehensive income (loss).